EXHIBIT-11



                      OXFORD INDUSTRIES, INC.
                 COMPUTATION OF PER SHARE EARNINGS
                 ---------------------------------

                                Year Ended
                       -------------------------------
                       May 30, 1997       May 31, 1996
                       ------------       ------------

Net earnings            $19,647,000         $2,194,000

Average number of shares
  outstanding:
    Primary               8,816,229          8,838,438
    Fully diluted         8,799,982          8,841,730
    As reported (1)       8,743,557          8,748,625

Net earnings per
  common share:
    Primary                  $2.23                $.25
    Fully Diluted            $2.23                $.25
    As Reported (1)          $2.25                $.25
-------------------

(1) Common stock equivalents (which arise solely from outstanding stock options) are not materially dilutive and, accordingly, have not been considered in the computation of reported net earnings per common share.

Weighted Average Shares O/S   8,774,608
Weighted Average Shares O/S   8,707,924
Weighted Average Shares O/S   8,732,054
Weighted Average Shares O/S   8,758,939
---------------------------   ---------
12 Months Average             8,743,557
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